Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made on the 9th day of November 2020 by and between LINDSAY CORPORATION, a Delaware corporation (the “Company” or “Lindsay”), and Randy Wood (the “Executive”), to become effective on January 1, 2021 (the “Promotion Effective Date”).

WITNESSETH:

WHEREAS, the Company desires to promote the Executive from the office of Chief Operating Officer to the offices of President and Chief Executive Officer, and the Executive desires to accept such promotion, effective as of the Promotion Effective Date; and

WHEREAS, in connection therewith, the Company and the Executive desire to amend the Executive’s existing Employment Agreement, dated August 17, 2020 (the “Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements hereinafter set forth, the Company and the Executive agree as follows, effective as of the Promotion Effective Date:

1.    Position and Responsibilities. Section 1.1 of the Agreement is hereby amended and restated in its entirety as follows:

The Company hereby employs the Executive to render full-time exclusive services (as defined in Section 1.3 hereof) to the Company during the Term (as hereinafter defined), subject to the direction of the Board of Directors of Lindsay (the “Board”). In such capacity and subject to such direction, the Executive shall (i) devote his full professional time and attention, best efforts, energy and skills to the services required of him as an employee of the Company, except for paid time off taken in accordance with the Company’s policies and practices, and subject to the Company’s policies pertaining to reasonable periods of absence due to sickness, personal injury or other disability; (ii) use his best efforts to promote the interests of the Company; (iii) comply with all applicable governmental laws, rules and regulations and with all of the Company’s policies, rules and/or regulations applicable to the employees of the Company, including, without limitation, the Code of Business Conduct and Ethics of the Company as amended from time to time; and (iv) discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices and in accordance with the Board’s directives. As of the Promotion Effective Date, the Executive will serve as the President and Chief Executive Officer of the Company.

2.    Exclusive Service. Section 1.3 of the Agreement is hereby amended and restated in its entirety as follows:

It is understood and agreed that the Executive may not engage in other business activities during the Term, whether or not for profit or other pecuniary advantage; provided, however, that the Executive may make financial investments which do not involve his active participation and may engage in other activities such as participation in charitable, educational, religious, civic and similar type organizations and similar types of activities and, with the consent of the Board, may serve as an outside director on the board of directors of other corporations which are not affiliates or competitors of the Company or any of its affiliates, all to the extent that such activities do not hinder or interfere with the performance of his duties under this Agreement or conflict with the policies of Lindsay concerning conflicts of interest or with the businesses of Lindsay or any of its affiliates in any material way.

3.    Basic Salary. The first sentence of Section 3.1 is hereby amended and restated in its entirety as follows:

As of the Promotion Effective Date, the Executive’s annual base salary (“Salary”) will be $650,000.

4.    Bonus; Equity Incentives.

(a)    The second sentence of Section 3.2(a) is hereby amended and restated in its entirety as follows:

The Executive’s target Bonus shall be 100% of his Salary beginning on the Promotion Effective Date, subject to change in the discretion of the Compensation Committee prior to a Change in Control.

(b)    A new sentence is hereby added to the end of Section 3.2(a) as follows:

In addition, the Executive’s Bonus shall be pro-rated for fiscal year 2021 in accordance with the Company’s Management Incentive Plan.

5.    Vacations. The second sentence of Section 3.5 is hereby amended and restated in its entirety as follows:

Vacation must be taken by the Executive at such time or times as reasonably approved by the Board.

6.    Cause. Clause (ii) of the definition of “Cause” in Section 4.3 is hereby amended and restated in its entirety as follows:

(ii) any material breach by the Executive of this Agreement or the willful failure of the Executive to comply with any lawful directive of the Board or any lawful policy of the Company;

7.    Other Than For Cause. The first sentence of Section 4.4 is hereby amended and restated in its entirety as follows:

The Company may, at any time, at its option, terminate the employment of the Executive other than for cause, death or disability, in which event the Company shall pay to Executive in a lump sum, within ninety (90) days of such termination, an amount equal to one-and-a-half (1.5) times Executive’s Salary and target Bonus (or three (3) times Executive’s Salary and target Bonus in the event of termination other than for cause, death or disability within one year following a Change in Control), at the rates in effect on the date of his termination, subject to execution of the release referred to in Section 4.6 below and the expiration of all revocation periods under applicable law with respect to such release (and subject to continued compliance by the Executive with ARTICLE V).

8.    “Net Best” Parachute Payment Provision. A new Section 4.9 is hereby added to the Agreement as follows:

Parachute Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Internal Revenue Code Section 280G (“Section 280G”) and, (ii) but for this Section, would be subject to the excise tax imposed by Internal Revenue Code Section 4999 (“Section 4999”), then, at the Executive’s discretion, the severance and other benefits under this Agreement shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999. Any reduction shall be made in the following manner: first, a pro-rata reduction of (i) cash payments subject to Section 409A as deferred compensation and (ii) cash payments not subject to Section 409A; second, a pro-rata cancellation of (i) equity-based compensation subject to Section 409A as deferred compensation and (ii) equity-based compensation not subject to Section 409A, with equity all being reduced in reverse order of vesting and equity not subject to treatment under Section 1.280G- Q&A 24(c) of the regulations promulgated under Section 280G being reduced before equity that is so subject.

Unless the Company and the Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Section 280G and Section 4999. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Accountants shall deliver to the Company and the Executive sufficient documentation for the Executive to rely on it for purpose of filing his tax returns. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

9.    Notice. The first sentence of Section 6.2 of the Agreement is hereby amended and restated in its entirety as follows:

Any notice required or permitted to be given under this Agreement shall be sufficient if it is in writing and is delivered in person or sent by certified mail, return receipt to (i) his current residence, in the case of the Executive, or (ii) the General Counsel at Lindsay’s principal corporate office, in the case of the Company.

10.    No Other Changes. Except as expressly set forth above in this Amendment, the Agreement shall remain in full force and effect on the terms and conditions set forth therein.

11.    Severability. Wherever possible, each provision of this Amendment will be interpreted in a manner to be effective and valid, but if any provision is held invalid or unenforceable by any court of competent jurisdiction, then such provision will be ineffective only to the extent of such invalidity or unenforceability, without invalidating or affecting in any manner the remainder of such provision or the other provisions of this Amendment.

12.    Arbitration. Any dispute, disagreement or other question arising under this Amendment or the interpretation thereof shall be settled by final and binding arbitration before a single arbitrator under the arbitration provisions of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect, and judgment upon the award may be entered in any court having jurisdiction thereof.

13.    Counterparts. This Amendment may be executed in counterparts, each of which shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment on the date first set forth above.

Company:	LINDSAY CORPORATION

	By:	/s/ Eric Arneson
	Name:	Eric Arneson
	Title:	Senior Vice President

Executive:	/s/ Randy Wood
	Name:	Randy Wood